Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI ANNOUNCES SECOND QUARTER RESULTS

Company posts continued growth in revenue and profitability

Milwaukee, Wis., March 17, 2010 – ARI (OTCBB:ARIS), a leading provider of technology-enabled services that help dealers, distributors and manufacturers in selected vertical markets enhance revenue and reduce costs, today reported results for its second fiscal quarter ended January 31, 2010.

Second Quarter Fiscal 2010 Highlights

Revenues increased 35% to $5.4 million for the second quarter of fiscal 2010, compared to $4.0 million for the second quarter of fiscal 2009.

Operating income increased 9% to $329,000 for the second quarter of fiscal 2010, compared to $303,000 for the second quarter of fiscal 2009.

Net income increased to $176,000 or $0.02 per share for the second quarter of fiscal 2010, compared to $56,000 or $0.01 per share for the second quarter of fiscal 2009.

Year to Date Fiscal 2010 Highlights

Revenues increased 33% to $10.8 million for the first half of fiscal 2010, compared to $8.1 million for the same period last year.

Operating income increased 12% to $668,000 for the first half of fiscal 2010, compared to $594,000 for the same period last year.

Net income increased 8% to $338,000 or $0.04 per share for the first half of fiscal 2010, compared to $312,000, and also $0.04 per share, for the same period last year.

10850 WEST PARK PLACE SUITE 1200 MILWAUKEE, WI 53224-3025 414.973.4300 FAX 414.973-4357

ARI Reports continued growth in revenues and profitability for the second quarter of FY2010

Operations Review

"The strong operating results we posted in our first fiscal quarter have continued into the second quarter.  In addition to the growth resulting from our April 2009 acquisition of Channel Blade Technologies, we posted strong organic sales growth for the quarter, in spite of the tough economic conditions," said Roy W. Olivier, President and Chief Executive Officer of ARI.

"The organic results come from new sales of our current services, including our most recent offerings SearchEngineSmart™ and PartStream™, as well as continued high levels of renewals for marketing services and catalog subscriptions.  These factors were partially offset by a decline in non-strategic professional services revenue, which remains negatively affected by the state of the economy.  The continued growth of our marketing services can be attributed to the tangible value we bring to our customers. "

"We are pleased with the continued growth in operating income, which I believe is a reflection of our ability to effectively integrate acquisitions and to grow during the current economic downturn," stated Brian E. Dearing, Chairman and Interim Chief Financial Officer of ARI.  "We have driven significant synergies in the integration of last year's Channel Blade acquisition, increasing pro forma operating income by $370,000 for the second quarter and $763,000 year to date, versus the same periods last year.  It is also important to note that we have increased our investment in product development versus last year's second quarter."

For additional information please refer to ARI’s quarterly report on Form 10-Q for the second fiscal quarter ended January 31, 2010, filed with the SEC on March 17, 2010.

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ARI Reports continued growth in revenues and profitability for the second quarter of FY2010

About ARI

ARI is a leading provider of technology-enabled services that help dealers, distributors and manufacturers reduce costs and increase sales in selected vertical markets.  Specifically, ARI provides electronic parts catalogs, dealer e-commerce solutions, professional services and/or F&I Services in about a dozen vertical markets worldwide, including outdoor power, power sports, motorcycles, marine, recreation vehicles, appliances, agricultural equipment, floor maintenance, and construction. ARI currently serves more than 20,000 dealers, over 100 manufacturers, and more than 150 distributors in more than 100 countries worldwide. For more information on ARI, please visit the Company's website at www.arinet.com.

Second Quarter Earnings Conference Call

ARI’s Q2 FY2010 Earnings Release Conference Call is scheduled for Wednesday, March 17, 2010 at 4:30 PM Eastern Time.  To participate in the conference call, please dial-in at least five minutes prior to the start time at 888.373.5705 or 719.457.3840 and enter the pass code 380050.

A replay of this conference call and the information presented during the call will be available after 8:00 PM Eastern Time on March 18th at ARI’s website, www.arinet.com.  Click on the “Company” link and select “Investors” to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2009, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Angela Salsman

ARI Network Services, Inc.

Tel: (414) 973-4331

Fax: (414) 973-4620

Email: salsman@arinet.com

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ARI Network Services, Inc.
Consolidated Balance Sheet
(Dollars in Thousands, Except per Share Data)
	(Unaudited)	(Audited)
ASSETS	January 31	July 31
	2010	2009
Current assets:
Cash	$ 577	$ 650
Trade receivables, less allowance for doubtful accounts
of $397 and $410 at January 31, 2010 and July 31, 2009	1,412	1,352
Work in process	179	156
Prepaid expenses and other	304	321
Deferred income taxes	513	513
Total Current Assets	2,985	2,992
Equipment and leasehold improvements:
Computer equipment	2,083	1,827
Leasehold improvements	548	463
Furniture and equipment	2,497	2,479
	5,128	4,769
Less accumulated depreciation and amortization	3,239	2,827
Net equipment and leasehold improvements	1,889	1,942
Capitalized software product costs:
Amounts capitalized for software product costs	15,444	14,886
Less accumulated amortization	13,008	12,489
Net capitalized software product costs	2,436	2,397
Deferred income taxes	2,141	2,141
Other long term assets	60	59
Other intangible assets	3,232	3,637
Goodwill	5,439	5,439
Total Assets	$ 18,182	$ 18,607

ARI Network Services, Inc.
Consolidated Balance Sheet
(Dollars in Thousands, Except per Share Data)
	(Unaudited)	(Audited)
LIABILITIES AND SHAREHOLDERS' EQUITY	January 31	July 31
	2010	2009
Current liabilities:
Current borrowings on line of credit	$ 1,025	$ 500
Current portion of notes payable	-	117
Accounts payable	317	788
Deferred revenue	4,804	5,523
Accrued payroll and related liabilities	1,205	1,421
Accrued sales, use and income taxes	34	82
Other accrued liabilities	633	729
Current portion of capital lease obligations	200	109
Total current liabilities	8,218	9,269
Non-current liabilities:
Notes payable	5,000	5,000
Long-term portion of accrued compensation	17	36
Capital lease obligations	265	115
Other long term liabilities	17	-
Total non-current liabilities	5,299	5,151
Total liabilities	13,517	14,420

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and
outstanding at January 31, 2010 and July 31, 2009	-	-
Junior preferred stock, par value $.001 per share,
100,000 shares authorized; 0 shares issued and
outstanding at January 31, 2010 and July 31, 2009	-	-
Common stock, par value $.001 per share,
25,000,000 shares authorized; 7,762,337 and 7,693,510
shares issues and outstanding at January 31, 2010 and July 31, 2009	8	8
Common stock warrants and options	899	816
Additional paid-in-capital	95,743	95,681
Accumulated deficit	(91,946)	(92,284)
Other accumulated comprehensive income (loss)	(39)	(34)
Total Shareholders' Equity	4,665	4,187
Total Liabilities and Shareholders' Equity	$ 18,182	$ 18,607

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)

	(Unaudited)		(Unaudited)
	Three months ended January 31		Six months ended January 31
	2010	2009	2010	2009
Net revenue	$ 5,355	$ 3,955	$ 10,825	$ 8,124
Cost of revenue *	975	732	1,930	1,461
Gross profit	4,380	3,223	8,895	6,663
Operating expenses:
Sales and marketing	1,297	820	2,486	1,734
Customer operations and support	899	533	1,723	1,257
Software development and technical support (net of
capitalized product costs)	283	344	829	786
General and administrative	1,155	994	2,292	1,834
Restructuring	-	-	76	-
Depreciation and amortization (exclusive of
amortization of software products included in
cost of revenue)	417	229	821	458
Net operating expenses	4,051	2,920	8,227	6,069
Operating income	329	303	668	594
Other income (expense):
Interest expense	(150)	(23)	(289)	(51)
Other, net	(3)	(7)	(36)	(14)
Total other income (expense)	(153)	(30)	(325)	(65)
Income before provision for income taxes	176	273	343	529
Income tax benefit (expense)	-	(217)	(5)	(217)
Net income	$ 176	$ 56	$ 338	$ 312

Basic and diluted net income per common share:
Basic	$0.02	$0.01	$0.04	$0.04
Diluted	$0.02	$0.01	$0.04	$0.04

*Cost of revenue includes amortization of software products of $266, $204, $519 and $419, respectively and excludes other depreciation and amortization, which is shown separately in operating expenses

ARI Network Services, Inc.
(Dollars in Thousands)

	(Unaudited)			(Unaudited)
Worldwide Revenue	Three months ended January 31			Six months ended January 31
	2010	2009	Percent Change	2010	2009	Percent Change
Catalog subscriptions	2,954	2,705	9.2	5,829	5,467	6.6
Marketing services	1,886	628	200.3	3,868	1,278	202.7
Professional services	346	465	(25.6)	766	1,057	(27.5)
Other revenues	169	157	7.6	362	322	12.4
Total Revenue	$ 5,355	$ 3,955	35.4	$ 10,825	$ 8,124	33.2

	(Unaudited)			(Unaudited)
Cost of Goods Sold	Three months ended January 31			Six months ended January 31
	2010	2009	Percent Change	2010	2009	Percent Change
Catalog subscriptions
Revenue	$ 2,954	$ 2,705	9.2	$ 5,829	$ 5,467	6.6
Cost of revenue	335	288	16.3	639	585	9.2
Gross profit	2,619	2,417	8.4	5,190	4,882	6.3
Gross margin percentage	88.7%	89.4%		89.0%	89.3%
Marketing services
Revenue	1,886	628	200.3	3,868	1,278	202.7
Cost of revenue	455	300	51.7	865	533	62.3
Gross profit	1,431	328	336.3	3,003	745	303.1
Gross margin percentage	75.9%	52.2%		77.6%	58.3%
Professional Services
Revenue	346	465	(25.6)	766	1,057	(27.5)
Cost of revenue	183	139	31.7	418	333	25.5
Gross profit	163	326	(50.0)	348	724	(51.9)
Gross margin percentage	47.1%	70.1%		45.4%	68.5%
Other
Revenue	169	157	7.6	362	322	12.4
Cost of revenue	2	5	(60.0)	8	10	(20.0)
Gross profit	167	152	9.9	354	312	13.5
Gross margin percentage	98.8%	96.8%		97.8%	96.9%
Total
Revenue	5,355	3,955	35.4	10,825	8,124	33.2
Cost of revenue	975	732	33.2	1,930	1,461	32.1
Gross profit	$ 4,380	$ 3,223	35.9	$ 8,895	$ 6,663	33.5
Gross margin percentage	81.8%	81.5%		82.2%	82.0%